Exhibit 99.2

Desperdicios de Papel
del Norte, S.L.

Spanish GAAS Independent Auditor’s
Report

PLANCONTROL AUDITORES Y CONSULTORES, S.L.

Inscrita en el R.O.A.C. con el numero S1266

Paseo de Sagasta, 43,4° izda.

Tlno. 976 38 33 11 / Fax 976 25 31 63

50007 ZARAGOZA

Independent Auditors’ Report

To the Stockholders of Desperdicios de Papel del Norte, S.L.:

We have audited the accompanying balance sheets of Desperdicios de Papel del Norte, S.L. (the “Company”) as of December 31, 2006, 2005 and 2004, and the related statements of income for the years then ended, all expressed in euros. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the financial statements taken as a whole based on our audit.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such financial statements present fairly, in all material respects, the financial position of Desperdicios de Papel del Norte, S.L. as of December 31, 2006, 2005 and 2004, and the funds obtained and applied by them and the results of their operations for the years then ended, in conformity with accounting principles generally accepted in Spain.

Accounting principles generally accepted in Spain vary in certain significant respects from accounting principles generally accepted in the United States of America. The application of the latter would have affected the determination of net income for years ended December 31, 2006, 2005 and 2004, and the determination of stockholders’ equity and financial position as of December 31, 2006, 2005 and 2004 to the extent summarized in Note 20.

Zaragoza, 19 July 2007
Plancontrol Auditores y Consultores, S.L.

Manuel Indarte Latorre

Inscrita en el R.M. de Zaragoza con el n0 Z-24695 del tomo 2405, libro 0, folio 149, seccionó 8, inscripción primera C.I.F.B - 50801869

Desperdicios de Papel del Norte, S.L.

Independent Auditors’ Report on the Financial Statements

for the Year Ended 31 December 2006

Translation of a report originally issued in Spanish based on our work performed in accordance with generally accepted auditing standards in Spain and of financial statements originally issued in Spanish and prepared in accordance with generally accepted accounting principles in Spain (see Note 20). In the event of a discrepancy, the Spanish-language version prevails.

AUDITORS’ REPORT ON FINANCIAL STATEMENTS

To the Shareholders of

Desperdicios de Papel del Norte, S.L.:

1.	We have audited the financial statements of Desperdicios de Papel del Norte, S.L. comprising the abridged balance sheet at 31 December 2006 and the related income statement and notes to the financial statements for the year then ended. The preparation of these financial statements is the responsibility of the Company’s directors. Our responsibility is to express an opinion on the abridged financial statements taken as a whole based on our audit work performed in accordance with generally accepted auditing standards, which require examination, by means of selective tests, of the evidence supporting the financial statements and evaluation of their presentation, of the accounting policies applied and of the estimates made.

2.	As required by Spanish corporate and commercial law, for comparison purposes, the directors present, in addition to the 2006 figures for each item in the abridged balance sheet, abridged income statement and abridged statement of changes in financial position, the figures for 2005. Our opinion refers only to the 2006 financial statements. On 30 March 2006, we issued our auditors’ report on the 2005 financial statements, in which we expressed an unqualified opinion.

3.	In our opinion, the accompanying financial statements for 2006 present fairly, in all material respects, the net worth and financial position of Desperdicios de Papel del Norte, S.L. at 31 December 2006 and the results of its operations and the funds obtained and applied by it in the year then ended, and contain the required information, sufficient for their proper interpretation and comprehension, in conformity with generally accepted accounting principles and standards applied on a basis consistent with that of the preceding year.

4.	The accompanying directors’ report for 2006 contains the explanations which the directors consider appropriate about the Company’s situation, the evolution of its business and other matters, but is not an integral part of the financial statements. We have checked that the accounting information in the directors’ report is consistent with that contained in the financial statements for 2006. Our work as auditors was confined to checking the directors’ report with the aforementioned scope, and did not include a review of any information other than that drawn from Company’s accounting records.

Translation of financial statements originally issued in Spanish and prepared in accordance with generally accepted accounting principles in Spain (see Note 20). In the event of a discrepancy, the Spanish-language version prevails.

DESPERDICIOS DE PAPEL DEL NORTE, S.L.

BALANCE SHEETS AT 31 DECEMBER 2006, 2005 AND 2004

(In euros)

	2006	2005	2004
ASSETS
FIXED ASSETS:	7,569,919.74	7,652,871.21	8,406,321.02

Start-up expenses	—	—
Intangible assets	1,154,807.66	1,242,993.90	1,468,051.20
Concessions, patents, licenses, brands and similar assets	348.59	348.59	348.59
Goodwill	1,718,033.67	1,718,033.67	1,718,033.67
Computer software	35,656.01	30,663.78	16,443.12
Investments in leased property	1,527,815.82	1,415,116.59	1,448,572.80
Amortisation	(2,127,046.43)	(1,921,168.73)	(1,715,346.98)
Property, plant and equipment	3,759,030.35	3,769,791.54	4,280,895.98
Land and buildings	1,510,664.20	1,505,698.48	1,443,695.45
Plant and machinery	11,024,855.59	10,530,266.69	10,063,863.14
Other fixtures, tools and furniture	550,076.28	521,546.37	537,035.17
Advances on fixed assets and assets under construction	49,755.04	5,000.00	48,106.50
Other property, plant and equipment	2,697,513.12	2,467,343.70	2,485,228.81
Depreciation	(12,073,833.88)	(11,260,063.70)	(10,297,033.09)
Long-term investments	2,656,081.73	2,640,085.77	2,657,373.84
Investments in Group companies	1,346,998.89	1,346,998.89	1,346,998.89
Investments in associates	1,133,587.29	1,133,587.29	1,133,587.29
Other loans and advances	29,000.00	15,950.00	34,510.00
Long-term deposits and guarantees	146,495.55	143,549.59	142,277.66

CURRENT ASSETS	10,106,054.48	10,641,884.77	8,131,256.10
Inventories	571,678.81	529,912.98	644,615.50
Raw materials and other supplies	98,815.39	77,919.19	86,776.86
Finished goods	472,863.42	451,993.79	557,838.64
Accounts receivable	7,708,723.72	7,523,710.71	6,330,216.52
Trade receivables	7,036,234.87	6,994,774.65	5,494,129.77
Receivable from Group companies	629,045.34	450,695.09	350,974.33
Receivable from associates	16,526.45	30,761.78	74,373.28
Sundry receivables	80,701.71	44,504.36	5,699.99
Tax receivable	149,426.47	164,840.53	528,058.24
Provisions	(203,211.12)	(161,865.70)	(123,019.09)
Short-term investments	1,183,504.93	640,175.05	68,368.42
Loans to Group companies	—	1,368.99	—
Short-term securities portfolio	1,009,944.76	—	—
Other loans and advances	30,930.67	633,606.06	68,368.42
Short-term deposits and guarantees	142,629.50	5,200.00	—
Cash and cash equivalents	506,055.73	1,812,678.24	956,047.61
Accruals and deferred income	136,091.29	135,407.79	132,008.05

TOTAL ASSETS	17,675,974.22	18,294,755.98	16,537,577.12

LIABILITIES AND SHAREHOLDERS’ EQUITY

SHAREHOLDERS’ EQUITY	11,082,142.44	12,761,064.61	11,933,226.94

Issued share capital	3,906,500.00	3,906,500.00	3,906,500.00

Revaluation surplus	95,936.49	95,936.49	95,936.49

Reserves	6,485,900.85	7,930,790.45	7,294,734.75
Legal reserve	781,300.00	781,300.00	781,300.00
Differences on translation of capital to euros	78.68	78.68	78.68
Other reserves	5,704,522.17	7,149,411.77	6,513,356.07

Profit for the year	1,293,805.10	1,206,625.55	636,055.70
Interim dividend paid during the year	(700,000.00)	(378,787.88)	—

PROVISIONS FOR LIABILITIES AND CHARGES	142,629.50	103,599.33	—
Other provisions	142,629.50	103,599.33	—

NON-CURRENT LIABILITIES:	—	7,436.53	7,218.75
Other payables	—	7,436.53	7,218.75
Other non-current liabilities	—	7,436.53	7,218.75

CURRENT LIABILITIES:	6,451,202.28	5,422,655.51	4,597,131.43
Amounts owed to credit institutions	185,171.58	—	—
Loans and other payables	185,171.58	—	—

Amounts owed to Group companies and associates, current	599,121.01	199,293.72	160,889.77
Amounts owed to Group companies	457,600.36	170,524.78	102,110.76
Amounts owed to associates	141,520.65	28,768.94	58,779.01

Trade payables	4,745,221.61	4,489,986.47	3,641,213.16
Payable for purchases and services	4,745,221.61	4,489,986.47	3,640,128.50
Advance payments from customers	—	—	1,084.66

Other non-trade payables	921,688.08	733,375.32	795,028.50
Tax payable	437,834.46	393,110.72	376,933.24
Other current payables	271,898.44	51,422.35	195.270.13
Accrued wages and salaries	211,955.18	288,842.25	222,825.13

TOTAL EQUITY AND LIABILITIES	17,675,974.22	18,294,755.98	16,537,577.12

The accompanying notes 1 to 19 are an integral part of the

statements of income for the year ended 31 December 2006.

Translation of financial statements originally issued in Spanish and prepared in accordance with generally accepted accounting principles in Spain (see Note 20). In the event of a discrepancy, the Spanish-language version prevails.

DESPERDICIOS DE PAPEL DEL NORTE, S.L.

STATEMENTS OF INCOME

FOR 2006, 2005 AND 2004

(Euros)

	2006	2005	2004
EXPENSES

EXPENSES	33,448,313.64	29,810,630.98	25,807,848.69

Decrease in inventories of finished goods and work in progress		105,844.85
Supplies	19,360,050.62	16,321,985.91	13,579,337.23
Consumption of raw materials and other consumables	18,436,319.86	15,421,917.01	12,962,976.70
Other external expenses	923,730.76	900,068.90	616,360.53
Staff costs	4,954,550.16	4,752,437.91	4,389,079.29
Wages, salaries and similar expenses	3,678,907.16	3,462,113.98	3,195,543.11
Employee welfare expenses	1,275,643.00	1,290,323.93	1,193,536.18
Depreciation and amortisation of fixed assets	1,336,149.02	1,545,957.59	1,845,324.09
Change in current asset provisions	43,164.21	41,797.06	(6,809.29)
Change in allowance for and losses on uncollectible receivables	43,164.21	41,797.06	(6,809.29)
Other operating expenses	6,877,881.50	6,326,218.03	5,449,590.85
Outside services	6,840,277.60	6,291,381.20	5,415,034.56
Taxes other than income tax	37,444.88	34.763.58	34,442.64
Other current operating expenses	159.02	73.25	113.65

I. OPERATING PROFIT	1,833,805.38	1,153,999.78	832,257.43

Interest payable and similar charges	16,557.03	3,122.15	19,463.38
Debts to third parties and similar expenses	16,557.03	3,122.15	19,463.38

II. NET FINANCIAL INCOME	12,405.39	379,260.91

III. PROFIT ON ORDINARY ACTIVITIES	1,846,210.77	1,533,260.69	821,676.58

EXTRAORDINARY LOSSES AND EXPENSES:
Losses on intangible and tangible fixed assets and securities investments	31,254.57	89,406.59	716.13
Extraordinary expenses	102,678.87	113,642.13	68,079.60
Expenses and losses from prior years	66,384.85	40,240.95	95,496.25

IV. EXTRAORDINARY PROFIT	107,237.14	143,342.67	181,950.28

V. PROFIT BEFORE TAXES	1,953,447.91	1,676,603.36	1,003,626.86

Corporate income tax	659,642.81	469,977.81	367,571.16

VI. PROFIT FOR THE YEAR	1,293,805.10	1,206,625.55	636,055.70

INCOME
INCOME	34,742,118.74	31,017,256.53	26,443,904.39

Net sales	34,197,262.03	30,018,790.25	25,722,588.33
Sales	27,456,904.80	23,967,223.70	20,341,908.91
Services provided	6,823,238.28	6,362,686.97	5,585,324.26
Returns and rebates on sales	(82,881.05)	(311,120.42)	(204,644.84)

Increase in inventories of finished goods and work in progress	20,869.63	—	70,030.92

Other operating Income	187,469.23	229,450.88	296,160.35
Ancillary and other current operating income	187,469.23	219,383.92	293,906.55
Grants	—	10,066.96	2,253.80

I. OPERATING LOSS	—	—	—

Income from equity investments	—	378,787.88	—
In Group companies	—	378,787.88	—

Other interest receivable and similar income	28,962.42	3,595.18	8,882.53
Other interest income	19,017.66	3,595.18	8.882.53
Gains on investments	9,944.76

II. NET FINANCIAL LOSS	—	—	10,580.85

III. LOSS ON ORDINARY ACTIVITIES	—	—	—

Profit on disposal of intangible and tangible fixed assets and securities investments	23,437.72	21,480.10	72,977.99
Extraordinary income	43,614.72	32,908.10	64,768.94
Income and profit from prior years	240,502.99	332,244.14	208,495.33

IV. EXTRAORDINARY LOSS	—	—	—

V. LOSS BEFORE TAXES	—	—	—

VI. LOSS FOR THE YEAR	—	—	—

The accompanying notes 1 to 19 are an integral part of the

statements of income for the year ended 31 December 2006.

Translation of financial statements originally issued in Spanish and prepared in accordance with generally accepted accounting principles in Spain (see Note 20). In the event of a discrepancy, the Spanish-language version prevails.

Desperdicios de Papel del Norte, S.L.

Notes to the financial statements at 31 December2006

1. Company description

Desperdicios de Papel del Norte, S.L. was incorporated in Bilbao on 31 March 1980. It is registered in the Mercantile Registry of Vizcaya in Volume 928, Folio 82, Sheet 6,041. Its tax identification number is B-48108096. On 11 October 1996 it changed from a public limited company (S.A.) to a limited liability company (S.L.).

Its registered address is Calle San Juan de la Pena n° 94, Zaragoza.

Its corporate purpose is to:

Recover, classify, process, transform and sell any material from the paper, cardboard, scrap metal, textile, glass, wood and waste industries capable of being reused, recycled or incinerated; provide services outside its factories to public or private entities, including transport by road in Company-owned vehicles; and provide any complementary private or public services that may be required.

Carry out or supervise waste management activities of any kind involving waste collection, storage, transport, reuse and disposal, and monitor disposal sites after closure.

Provide public hazardous and non-hazardous waste transport services, subject to proper authorization.

The Company may carry out some or all of these activities indirectly, through companies with similar or identical corporate purpose in which it has an ownership interest.

2. Basis of presentation of the summary financial statements

The financial statements are prepared from the Company’s computerised accounting records in accordance with legally established accounting standards, so as to give a true and fair view of the Company’s net assets, financial position and results of operations.

The financial statements for 2006 are pending approval by the General Meeting of Shareholders. The Company’s Board of Directors considers that the financial statements will be ratified without significant changes.

In accordance with section 2 of article 173 of the Consolidated Text of the Public Limited Companies Act, the company has included among the intangible assets in the balance sheet Item 9, “Investments in leased property”, to reflect the significant investments it has made in the leased warehouses in which it carries on its waste recovery business.

Amounts in these financial statements (balance sheet, income statement and notes to the financial statements) are expressed in euros.

3. Appropriation of profit

The board of directors has recommended to the General Meeting of Shareholders that the profit for 2006 be appropriated as follows:

Thousands of euros
Distributable profits:
Loss for the year	1,293,805.10

1,293,805.10

Appropriation:
To voluntary reserves	593,805.10
To dividends	700,000.00

Total	1,293,805.10

The total amount allocated to dividends for the year, €700,000.00, was paid out as an interim dividend under a board of directors resolution of 1 December 2006 and is recorded in the balance sheet under heading A-VII, “Interim dividend paid during the year”, as a deduction from shareholders’ equity.

Below is the provisional cash statement, demonstrating that the Company has sufficient cash to pay the agreed interim dividend. This statement covers a period of one year from the date of the board resolution.

Amount
Cash holdings at the date of the dividend agreement	2,461,665.00
+ Forecasted receipts - forecasted payments over a one-year horizon	225,450.00
= Forecasted cash balance after one year	2,687,115.00

Both the interim dividend paid and the dividend distribution provided for in the appropriation of profit for the year meet the requirements and limitations established in the Company’s Articles of Association and applicable law.

4. Accounting policies

The most significant accounting policies used in preparing these financial statements are detailed below:

a)	Start-up expenses-

Start-up expenses are valued at the cost of the goods and services purchased and, in line with the principle of prudent accounting, have been fully depreciated during the year.

b)	Intangible assets-

Intangible assets are valued at cost.

They include any purchased goodwill. Goodwill is amortised systematically within five years.

Intangible assets also include computer software. The rate of amortisation used is 33%.

ln accordance with the rules laid down by the Institute of Accounting and Auditing (ICAC) in its Industry-specific adaptations of Spain’s General Chart of Accounts and the response to Consultation No. 3 in ICAC Gazette (BOICAC) No. 44, the Company recognizes the significant investments it has made in the leased warehouses in which it carries on its waste recovery business under the heading “Investments in leased property”. These investments are amortised over the lower of the term of the lease agreement, taking into account any extensions thereof, and the useful life of the asset.

c)	Property, plant and equipment-

Property, plant and equipment is valued at cost.

Repairs that do not extend the assets’ useful life, and maintenance expenses, are expensed as incurred. Costs of renovation, extension or improvement that extend the assets’ useful life are capitalized.

Depreciation is charged at the rates specified in the tables approved by Royal Decree 1777/2004, of 30 July, increased by the amount permitted for tax purposes for used goods, where appropriate. The Company uses the straight line and the reducing balance methods of depreciation.

The average rates used to calculate the depreciation of property, plant and equipment are as follows:

Item	Rate
Buildings	3 and 7%
Plant and machinery	12, 14 and 18%
Other fixtures, tools and furniture	8, 10, 12 and 15%
Other property, plant and equipment	10, 16, 18, 25 and 30%

d)	Marketable securities and other similar investments-

Investments in Group companies and associates are valued at historical cost.

The Company calculates the depreciation of investments in Group companies and associates based on the realisable value of the investees at year-end, according to the balance sheet for the period or, failing that, the last published balance sheet.

The “Short-term securities portfolio” account relates to an investment in a mutual fund, which is valued at cost.

Deposits and guarantees given are valued at the cash amount paid as a guarantee for the fulfilment of an obligation. They are classified as current or non-current according to whether they expire within one year or after one year.

e)	Non-trade receivables and payables-

Receivables for the sale of fixed assets are valued at the assets’ selling price.

The Company calculates the corresponding provisions based on the risk of non-payment of the amounts owed.

Non-trade payables are recognised in the balance sheet at their maturity value, while payables for the purchase of fixed assets are recognised at their nominal value.

Both payables and receivables are classified as current or non-current according to whether they mature within one year or after one year.

f)	Inventories-

Inventories are valued as follows:

Raw Materials: At cost

Finished goods:

-Recovered paper: At the average selling price at source during the last month, reduced by 20% to account for profit margin and direct selling costs.

g)	Trade receivables and payables-

Short-term trade receivables and payables are recognised at their nominal value.

The allowance for uncollectible receivables is calculated based on the uninsured portion of the balance of doubtful accounts at 31 December.

h)	Corporate income tax-

The Company’s corporate income tax expense for 2006 amounts to €659,642.81. This amount has been calculated by applying a tax rate of 35% to the adjusted accounting profit (accounting profit before taxes, plus or minus any permanent differences) and subtracting tax deductions in the amount of €19,218.41, and also taking into account a tax decrease of €0.01 and a tax increase of €4,654.05 to reflect the adjustment of deferred tax assets and liabilities to the tax rate of 32.5% at 31 December.

The only exception to the previous paragraph, as in previous years, is the omission of the temporary difference between accounting and tax criteria for the amortisation of goodwill, in line with the ICAC Resolution of 9 October 1997.

i)	Other Group 1 provisions-

Provisions are recorded for expenses incurred during the year or in a previous period, losses or debts, as estimated by the Company on the basis of the data available at 31 December, the nature of which is clearly defined and which at the date of the balance sheet are either likely to be incurred or certain to be incurred but uncertain as to amount or as to the date on which they will arise.

j)	Income and Expenses-

Income and expenses are recognised in the period in which they are earned or incurred, independently of the period in which they are received or paid.

The Company recognizes only the profits actually realised at year-end, while foreseeable risks and losses, including merely potential losses, are recognized as soon as they become known.

Revenues from sales of goods and services are recorded net of the taxes applicable to such transactions. Discounts included in the invoice are deducted from the transaction amount, except for cash discounts, which are treated as financial expenses.

The cost of purchases of goods or services, including transport and tax expenses but excluding deductible VAT paid, is recognised in the carrying amount of the goods or services purchased.

Discounts granted, after the corresponding invoice is issued or received, in respect of faulty goods, failure to meet delivery terms or for other similar reasons, as well as volume discounts, are recorded separately from the amounts of sales or purchases of goods, or revenues or expenses for services rendered or received.

k)	Environment-

Costs incurred in environmental activities aimed at protecting and improving the environment are recognised as an expense in the year in which they are incurred.

When these costs are associated with the acquisition of new items of property, plant and equipment whose purpose is to protect and improve the environment, they are recognised in the carrying amount of property, plant and equipment.

5. Start-up expenses

The changes in the “Start-up expenses” account during 2006 and the balance at year-end are as follows:

Item	Balance at 31/12/05	Movements			Balance at 31/12/06
		Increases	Amortisation	Transfers
Start-up expenses	0.00	15,389.87	15,526.00	136.13	0.00

6. Intangible assets

The movements in intangible assets during 2006 and the accumulated amortisation at year-end break down as follows:

a)	Intangible assets-

Item	Balance at 31/12/05	Movements			Balance at 31/12/06
		Increases	Retirements	Transfers
Concessions, patents, licenses, brands and similar assets	348.59	0.00	0.00	0.00	348.59
Goodwill	1,718,033.67	0.00	0.00	0.00	1,718,033.67
Computer software	30,663.78	4,992.23	0.00	0.00	35,656.01
Investments in leased property	1,415,116.59	78,967.08	0.00	33,732.15	1,527,815.82

Total	3,164,162.63	83,959.31	0.00	33,732.15	3,281,854.09

b)	Accumulated amortisation-

Item	Balance at 31/12/05	Movements			Balance at 31/12/06
		Increases	Retirements	Transfers
Concessions, patents, licenses, brands and similar assets	348.59	0.00	0.00	0.00	348.59
Goodwill	1,588,334.14	80,799.98	0.00	0.00	1,669,134.12
Computer software	17,676.28	7,252.92	0.00	0.00	24,929.20
Investments in leased property	314,809.72	117,824.80	0.00	0.00	432,634.52

Total	1.921,168,73	205,877.70	0.00	0.00	2,127,046.43

7. Property, plant and equipment

Breakdown of opening and closing balance and movements-

The movements in property, plant and equipment during 2006 and the accumulated depreciation at year-end are detailed below:

a)	Property, plant and equipment-

Item	Balance at 31/12/05	Movement			Balance at 31/12/06
		Increases	Retirements	Transfers
Land and buildings	1,505,698.48	4,965.72	0.00	0.00	1,510,664.20
Plant and machinery	10,530,266.69	659,889.28	312,739.89	147,439.51	11,024,855.59
Other fixtures, tools and furniture	521,546.37	29,867.16	1,337.25	0.00	550,076.28
Advances on fixed assets and assets under construction	5,000.00	527,267.90	53,080.00	(429,432.86)	49,755.04
Other property, plant and equipment	2,467,343.70	37,468.56	55,424.21	248,125.07	2,697,513.12

Total	15,029,855.24	1,259,458.62	422,581.35	(33,868.28)	15,832,864.23

b)	Accumulated depreciation-

Item	Balance at 31/12/05	Movements			Balance at 31/12/06
		Increases	Retirements	Transfers
Buildings	411,154.18	42,925.81	0.00	0.00	454,079.99
Plant and machinery	8,323,231.88	845,995.19	261,358.01	0.00	8,907,869.06
Other fixtures, tools and furniture	405,957.99	32,450.05	1,302.53	0.00	437,105.51
Other property, plant and equipment	2,119,719.65	208,669.57	53,609.90	0.00	2,274,779.32

Total	11,260,063.70	1,130,040.62	316,270.44	0.00	12,073,833.88

Other information-

lnvestments in property, plant and equipment purchased from Group companies and associates, and the associated accumulated depreciation at 31 December 2006, are detailed below:

	Investments	Accumulated depreciation
Land and buildings (1992)	68,008.22	54,193.89
Plant and machinery (1992)	285,570.08	285,570.08
Plant and machinery (2005)	122,160.38	41,615.85
Plant and machinery (2006)	7,175.00	1,230.08
Other fixtures, tools and furniture (1992)	59,931.36	59,931.36
Other property, plant and equipment (1992)	82,939.67	82,939.67
Other property, plant and equipment (2005)	3,520.00	1,986.25

Total	629,304.71	527,467.18

At year-end 2006, fully depreciated property, plant and equipment in service amounted to €5,856,722.43. Details are given below:

Amount
Buildings	7,559.91
Plant and machinery	3,952,497.15
Other fixtures, tools and furniture	266,417.17
Other property, plant and equipment	1,630,248.20

It is the Company’s policy to purchase such insurance cover as is necessary to protect against the risks to which its property, plant and equipment is exposed.

8. Investments

Balance and movements

The opening and closing balance and the movements in long and short-term investments during 2006 are as follows:

a)	Long-term investments-

Item	Balance at 31/12/05	Movements			Balance at 31/12/06
		Increases	Retirements	Transfers
Investments in Group companies	1,346,998.89	0.00	0.00	0.00	1,346,998.89
Investments in associates	1,133,587.29	0.00	0.00	0.00	1,133,587.29
Other loans and advances	15,950.00	29,000.00	0.00	(15,950.00)	29,000.00
Long-term deposits and guarantees given	143,549.59	5,951.03	7,605.07	4,600.00	146,495.55

	2,640,085.77	34,951.03	7,605.07	(11,350.00)	2,656,081.73

b)	Short-term investments-

Item	Balance at 31/12/05	Movements			Balance at 31/12/06
		Increases	Retirements	Transfers
Loans to Group companies	1., 368,99	38,707.79	40,076.78	0.00	0.00
Short-term securities portfolio	0.00	2,000,000.00	990,055.24	0.00	1,009,944.76
Other loans and advances	633,606.06	42,187.92	660,813.31	15,950.00	30,930.67
Short-term deposits and guarantees given	5,200.00	144,429.50	2,400.00	(4,600.00)	142,629.50

	640,175.05	2,225,325.21	1,693,345.33	11,350.00	1,183,504.93

Information about Group companies and associates-

Investments in Group companies and associates: for commercial reasons, it is considered that disclosure of this information in these notes may seriously damage the Company’s interests. Therefore, in accordance with article 200, 2a of the Implementing Regulations of the Public Limited Company Act, this information is omitted.

Other information-

At year-end, “Other loans and advances”, non-current, totalled €29,000.00. This amount corresponds entirely to credit extended upon disposal of fixed assets. The loans have the following maturities:

	Maturity
	2008	2009	2010
Other loans and advances	13,920.00	13,920.00	1,160.00

“Other loans and advances”, current, consists entirely of short-term loans associated with fixed asset disposals.

One loan for the disposal of fixed assets in the initial amount of €55,680.00 has been granted under a purchase and sale agreement by instalments, with a retention of title clause until the full amount agreed upon is received.

The average return on the short-term securities portfolio was 2.87%.

Long-term deposits and guarantees have no fixed maturity date.

9. Inventories

The “Inventories” account breaks down as follows:

Item	Amount
Raw materials and other supplies	98,815.39
Finished goods	472,863.42

Total	571,678.81

10. Shareholders’ Equity

Balance and movements

The opening and closing balance and the movements in shareholders’ equity break down as follows:

Item	Balance at 31/12/05	Movements			Balance at 31/12/06
		Increases	Decreases	Transfers
Share capital	3,906,500.00	0.00	0.00	0.00	3,906,500.00
Revaluation reserve	95,936.49	0.00	0.00	0.00	95,936.49
Legal reserve	781,300.00	0.00	0.00	0.00	781,300.00
Reserve under regional law 1/95	1,242,918.79	0.00	0.00	0.00	1,242,918.79
Voluntary reserves	5,906,492.98	0.00	2,272,727.27	827,837.67	4,461,603.38
Differences on translation of capital to euros	78.68	0.00	0.00	0.00	78.68
Profit or loss	1,206,625.55	1,293,805.10	0.00	(1,206,625.55)	1,293,805.10
Interim dividend paid during the year	(378,787.88)	(700,000.00)	0.00	378,787.88	(700,000.00)

Total	12,761,064.61	593,805.10	2,272,727.27	0.00	11,082,142.44

Other information-

The Company’s share capital amounts to €3,906,500.00, divided into 130,000 indivisible and aggregable participation units numbered 1 to 130,000 inclusive, with a par value of €30.05 per unit. All units are issued and fully paid.

The share capital is owned directly by two companies. One owns 66% and the other, 34%.

On 11 July 2006, the General Meeting approved the distribution of a dividend of €2,272,727.27 from voluntary reserves.

According to regional law 1/95, the Reserve for Productive Investments is non-distributable and may only be used, after 5 years, to offset losses or to increase capital. Therefore, given the time elapsed, the total balance of the Reserve for Productive Investments at 31 December 2006 may be used to offset losses or increase capital.

11. Other Group 1 provisions

Balance and movements

The balance at year-end and changes during the year are as follows:

Item	Balance at 31/12/05	Provision recorded	Provision used	Balance at 31/12/06
Provision for liabilities	103,599.33	39,030.17	0.00	142,629.50

Other information-

The provision recorded in 2006 relates to possible litigation.

12. Non-trade payables

Breakdown

Item E. III. 1 on the liabilities side of the balance sheet, amounting to €457,600.36, reflects amounts owed for purchases and services received from Group companies, without there being any loan or interest payable.

Item E. III. 2 on the liabilities side of the balance sheet, amounting to €141,520.65, reflects amounts owed for purchases from associates, without there being any loan or interest payable.

Item E.V.3 on the liabilities side of the balance sheet, amounting to €271,898.44, reflects short-term debts to suppliers of fixed assets.

Other information-

At 31 December 2006 the limit on the bill discounting facility granted by banks was €500,000.00 and the amount of credit drawn was €185,171.58.

At 31 December 2006 the Company had no debts secured by collateral.

13. Tax matters

A reconciliation of accounting profit for 2006 to taxable income is provided below:

Item	Increases	Decreases	Amount
Accounting profit for the year			1,293,805.10
Corporate income tax	664,296.85	0.00	664,296.85
Permanent differences	4,295.58	4,654.05	(358.07)
Temporary differences:	19,812.84	5,659.54	14,153.30
- Arising in the current year	3,620.27	0.00
- Arising in prior years	16,192.57	5,659.54
Taxable income			1,971,897.18

Other information-

On 31 December 1996 a merger agreement was signed between Desperdicios de Papel del Norte, S.L. as acquirer and PAZASA, S.A. as acquiree.

For accounting purposes the merger date, and the date from which the acquiree was understood to be operated by the acquirer, was 1 January 1997. Information about the merger is disclosed in the notes to the financial statements for 1997, as required under article 93 of Royal Decree-Law 4/2004, of 5 March, enacting the Consolidated Text of the Corporate Tax Act.

On 19 June 2001 a merger agreement was signed between Desperdicios de Papel del Norte, S.L. as acquirer and Almacenes Loas, S.A. as acquiree.

For accounting purposes the merger date, and the date from which the acquiree was understood to be operated by the acquirer, was 1 January 2001. Information about the merger is disclosed in the notes to the financial statements for 2001, as required under article 93 of Royal Decree-Law 4/2004, of 5 March, enacting the Consolidated Text of the Corporate Tax Act.

All the Company’s tax returns that have not been inspected and for which the statutory time limit for tax assessments has not expired remain open to inspection by the tax authorities.

Under current tax law, tax returns cannot be considered definitive until they have been verified by the tax authorities or the statutory limit for assessments has expired.

In the opinion of the Company’s management, inspections of the years liable to audit are unlikely to give rise to any material contingencies.

The corporate income tax expense recorded in the financial statements for 2006 is €659,642.81. This amount has been calculated by applying a tax rate of 35% to the adjusted accounting profit (accounting profit before taxes, plus or minus any permanent differences) and subtracting tax deductions in the amount of €19,218.41, and also taking into account a tax decrease of €0.01 and a tax increase of €4,654.05 to reflect the adjustment of deferred tax assets and liabilities to the tax rate of 32.5% at 31 December.

The only exception to the previous paragraph, as in previous years, is the omission of the temporary difference between accounting and tax criteria for the amortisation of goodwill, in line with the ICAC Resolution of 9 October 1997.

The movements in deferred income tax assets during 2006 are shown below:

Amount
Pending recovery at the start of the year	454.58
Deferred tax assets recognised in 2006	1,176.59
Deferred tax assets from previous years recovered in 2006	(195.24)
Adjustment of deferred tax assets to account for change in tax rate	(18.53)
Pending recovery at the end of the year	(1,417.40)

The movements in deferred tax liabilities during 2006 are shown below:

Amount
Pending settlement at the start of the year	71,083.54
Deferred tax liabilities recognised in 2006	0.00
Deferred tax liabilities from previous years settled in 2006	(5,667.40)
Adjustment of deferred tax liabilities to account for change in tax rate	(4,672.58)
Pending settlement at the end of the year	60,743.56

In 2006 the Company claimed tax deductions from total corporate income tax due amounting to €19,218.41, which breaks down as follows:

Amount
Training expenses	4,231.98
Environment	10,298.89
Reinvestment (Law 24/2001 of 27 December)	4,687.54

Total	19,218.41

The Company has no unused corporate income tax incentives.

The Company has no unused tax losses from previous years.

As of year-end the Company had paid €450,967.70 in corporate income tax through interim payments and withholdings.

Reinvestment of extraordinary profit at 31 December 2006 (Art. 21, Corp. Tax Act): The Company has claimed the deduction for reinvestment of extraordinary profit for 2006. In accordance with article 42.8 of Royal Decree-Law 4/2004 of 5 March, enacting the Consolidated Text of the Corporate Tax Act, the date and amount of the deduction for reinvestment are as shown below:

Year in which the gain arose	Income eligible for deduction	Date on which the gain was reinvested
2006	23,437.72	2006

The Company claimed a deduction for reinvestment of extraordinary profit for 2005. In accordance with article 42.8 of Royal Decree-Law 4/2004 of 5 March, enacting the Consolidated Text of the Corporate Tax Act, the date and amount of the deduction for reinvestment are as shown below:

Year in which the gain arose	Income eligible for deduction	Date on which the gain was reinvested
2005	11,529.10	2005

In accordance with the ICAC Resolution of 9 October 1997 and based on the principle of prudent valuation, the Company:

-	Has not recognised deferred income tax assets at 31 December 2006 in the amount of €225,928.81 (32.5% of €695,165.58) due to the temporary difference between accounting and tax criteria for the amortisation of goodwill. The origin of this amount is as follows:

-	In previous years the Company did not recognise deferred income tax assets arising in the years to 2005 in the cumulative amount of €245,093.55 (35% of €700,267.28) due to the temporary difference between accounting and tax criteria for the amortisation of goodwill.

-	The Company has not recognised deferred income tax assets arising in 2006 in the amount of €1,785.60 (35% of €5,101.70) due to the decrease in the temporary difference between accounting and tax criteria for the amortisation of goodwill.

-	Adjustment of deferred income tax assets at 31 December 2006 in the amount of €17,379.14 (2.5% of €695,165.58) due to the change in the tax rate.

14. Guarantees issued on behalf of third parties and other contingent liabilities

As of 31 December 2006, the Company has not issued any guarantees to official bodies or raw materials suppliers on behalf of third parties.

15. Income and expenses

a	Breakdown

Item 2. b on the debit side of the income statement, “Consumption of raw materials and other consumables”, breaks down as follows:

Amount
Purchases of raw materials and other consumables	18,635,496.00
Returns of purchased goods and similar transactions	(178,279.94)
Change in inventory of raw materials and other consumables	(20,896.20)

Total	18,436,319.86

Item 3.b on the debit side of the income statement, “Employee welfare expenses”, breaks down as follows:

Amount
Social security paid by the Company	1,084,369.92
Contributions to complementary pension systems	(557.84)
Other employee welfare expenses	191,830.92

Total	1,275,643.00

Item 5.b on the debit side of the income statement, “Change in allowance for and losses on uncollectible receivables”, breaks down as follows:

Amount
Losses on uncollectible trade receivables	1,818.79
Addition to the allowance for uncollectible receivables	45,890.50
Allowance for uncollectible receivables used	(4,545.08)

Total	43,164.21

Other information-

Details of transactions with Group companies and associates during 2006 are given below:

	Group companies	Associates
Purchases, returns of purchased goods and rebates	1,280,667.15	344,025.33
Sales, returns of goods sold and rebates	9,436,582.31	107,166.20
Services provided	157,971.17	30,809.44
Services received	643,167.56	0.00
Dividends distributed	1,962,000.00	0.00

Details of the distribution of the Company’s net sales by business line and geographical market are omitted in these notes to the financial statements as disclosure would be commercially and competitively damaging to the Company.

The average number of employees during 2006, by job category, was as follows:

Thousands of euros
Senior managers	7.24
Middle managers	8.51
Technical staff	14.51
Administrative staff	11.50
Labourers	106.68

Total	148.44

The fees invoiced to Desperdicios de Papel del Norte, S.L. during 2006 for the auditing of the financial statements amounted to €12,478.00.

The Company has recorded extraordinary expenses in the amount of €40,587.70 for accidents that occurred during the year, and in the amount of €39,030.17 for additions to the provision for liabilities.

Expenses and losses from previous years in the amount of €64,133.13 relate to adjustments for differences in forecasts.

Extraordinary income in the amount of €29,667.37 relates to insurance compensation.

Income and profit from previous years relate mainly to adjustments for differences in forecasts and account corrections.

16. Environmental information

Environmental assets and associated accumulated depreciation at 31 December 2006 are as follows:

	Investment at 31.12.06	Accumulated depreciation at 31.12.06
Transport equipment	1,081,862.66	762,796.56

Expenses incurred in the year for the purpose of protecting and improving the environment are detailed below.

Amount
AENOR and ECA environmental services	3,576.33

The Company has no revenues or liabilities deriving from environmental activities.

17. Other information

The Company is exempt from the requirement to prepare consolidated financial statements, as it satisfies the conditions established in article 9 of Royal Decree 1815/91, of 20 December. The Company belongs to the ARAGOCIAS, S.A. group, whose registered address is in Zaragoza.

The Company has not paid any amounts to directors in the form of salaries, fees or other remuneration.

It has not granted any advances or loans to directors.

The Company has no life insurance obligations towards its directors.

The present value of the Company’s obligations to its employees is covered by an insurance policy.

18. Post-balance sheet events

There have been no post-balance sheet events important enough to alter the information provided in the financial statements and management report for 2006.

19. Cash flow statement

	2006	2005	2004
APPLICATIONS
Start-up expenses	15,526.00	71,189.72	26,473.75

Fixed asset acquisitions	1,362,997.53	899,159.35	1,022,338.49
Intangible assets	117,691.46	38,542.08	11,241.16
Property, plant and equipment	1,210,355.04	842,221.55	966,680.88
Long-term investments	34,951.03	18,395.72	44,416.45
Other investments	34,951.03	18,395.72	44,416.45

Dividends	2,972,727.27	378,787.88	0.00

Redemption or reclassification of debt from long-term to short-term	7,436.53	7,218.75	50,002.16
Paid to fixed asset suppliers and others	7,436.53	7,218.75	50,002.16
Deposits and guarantees			30,000.00

TOTAL APPLICATIONS	4,358,687.33	1,356,355.70	1,128,814.40

Excess of sources over applications (INCREASE IN WORKING CAPITAL)	0.00	1,685,104.59	1,439,092.69

SOURCES
Cash generated from operations	2,681,671.14	2,873,202.03	2,411,109.69

Long-term debts	0.00	7,436.53	7,218.75
Received from other companies	0.00	7,436.53	7,218.75

Fixed asset disposals	98,284.06	91,354.80	135,351.10
Property, plant and equipment	98,284.06	74,231.01	135.351.10
Long-term investments	0.00	17,123.79	0.00
Other investments	0.00	17,123.79	0.00

Early redemption or reclassification of investments from long-term to short-term	14,355.07	18,560.00	14,227.55
Other investments	14,355.07	18,560.00	14,227.55

Transfer of current liabilities to the provision for liabilities and charges	0.00	50,906.93	0.00

TOTAL SOURCES	2,794,310.27	3,041,460.29	2,567,907.09

Excess of applications over sources (DECREASE IN WORKING CAPITAL)	1,564,377.06	0.00	0.00

	2006		2005		2004
CHANGE IN WORKING CAPITAL	Increases	Decreases	Increases	Decreases	Increases	Decreases
Inventories	41,765.83	0.00	0.00	114,703	82,402.24	0.00
Receivables	185,013.01	0.00	1,193,494.19	0.00	0.00	388,517.02
Payables	0.00	1,028,546.77	0.00	825,524.08	1,000,193.41	0.00
Short-term investments	543,329.88	0.00	571,806.63	0.00	0.00	133,158.82
Cash and cash equivalents	0.00	1,306,622.51	856,630.63	0.00	856,686.38	0.00
Accruals and deferred income	683.50	0.00	3,399.74	0.00	21,486.50	0.00

TOTAL	770,792.22	2,335,169.28	2,625,331.19	940,226.60	1,960,768.53	521,675.84

CHANGE	0.00	1,564,377.06	1,685,104.59	0.00	1,439,092.69	0.00

Amount
Accounting profit for 2006	1,293,805.10
Amortisation of start-up expenses	15,526.00
Provision for amortisation of intangible assets	205,877.70
Provision for depreciation of property, plant and equipment	1,115,015.32
Loss on disposal of intangible and tangible fixed assets	31,254.57
Losses on long-term investments	4,600.00
Additions to the provision for liabilities and charges	39,030.17
Gain on disposal of fixed assets	23,437.72

Cash generated from operations	2,681,671.14

20. Explanation added for translation to English

These financial statements are presented on the basis of accounting principles generally accepted in Spain. Certain accounting practices applied by the Company that conform with generally accepted accounting principles in Spain may not conform with generally accepted accounting principles in other countries.

20. Net Income and Shareholders equity reconciliation to US GAAS and US cash flow statement

COMPANY EUROS	DESPERDICIOS DE PAPEL DEL NORTE S.L.

		NET INCOME YEAR ENDED			SHAREHOLDERS EQUITY YEAR ENDED
INCOME STATEMENT		12/31/2006	12/31/2005	12/31/2004	12/31/2006	12/31/2005	12/31/2004
NET INCOME AS SHOWN IN THE FINANCIAL STATEMENTS		1,293,805	1,206,626	636,056	11,082,142	12,761,065	11,933,227

ITEMS HAVING EFFECT OF INCREASING REPORTED INCOME GOODWILL AMORTIZATION	(a)	80,800	140,841	145,349	80,800	140,841	145,349
PRIOR YEAR	(a)				527,988	387,147	241,798

ITEMS HAVING EFFECT OF DECREASING REPORTED INCOME PRIOR YEAR PROVISION FOR RISKS

NET INCOME ACCORDING TO US GAAP		1,374,605	1,347,467	781,405	11,690,930	13,289,053	12,320,374

BALANCE SHEET RECONCILIATION

(a)	Under Spanish GAAP, the Company amortized the Goodwill in five years.

DESPERDICIOS DE PAPEL DEL NORTE S.L.

CONSOLIDATED STATEMENTS OF CASH FLOWS

EUROS

	FOR THE 12 MONTHS
	12/31/2006	12/31/2005	12/31/2004
OPERATING ACTIVITIES
Net earnings	1,374,605	1,347,467	781,405
Adjustments to reconcile net earnings to net cash provided by operating activities:
Loss on sales of marketable securities
Depreciation of property, plant and equipment	1,034,215	1,083,832	1,401,053
Amortization of other assets	205,878	250,094	269,966
(Gain) loss on sale of property, plant and equipment	7,817	67,927	-72,262
Advances to & investments in subsidiaries
Equity in net earnings
Deferred income taxes	0	0	0
Changes in assets and liabilities excluding the effects of acquisitions:
Decrease/(increase) in marketable securities	0	0	0
Decrease/(increase) in accounts receivable	-185,013	-1,193,494	388,517
Decrease/(increase) in inventories	-41,766	114,703	-82,402
Decrease/(increase) in other current assets	-543,330	-571,807	133,159
Decrease/(increase) in intercompany activities-us	0	0	0
Decrease/(increase) in other assets
Decrease/(increase) in Goodwill/Step Up for Additional purchase price	0	0	0
Increase/(decrease) in accounts payable and accrued expenses	1,028,547	825,524	-1,000,194
Increase/(decrease) in other liabilities	-683	-3,400	-21,487

Net cash provided by operating activities	2,880,270	1,920,846	1,797,755

CASH FLOWS FROM INVESTING ACTIVITIES:
Proceeds from sale of PPE	98,284	74,231	135,351
Proceeds from sale of marketable securities	14,355	35,684	-15,772
Business acquisitions net of cash acquired	0	0	0
Capital expenditures	-1,291,854	-776,947	-1,016,231
FINANCIAL INVESTMENTS	-34,951	-18,396	-44,416
Proceeds from sale of property, plant and equipment
DIVIDENDS	-2,972,727	-378,788
Decrease/(increase) in restricted cash

Net cash used in investing activities	-4,186,893	-1,064,216	-941,068

CASH FLOWS FROM FINANCING ACTIVITIES:
Repayment of long-term debt		0	0
Proceeds from long-term debt
Deferred Financing Fees
Purchase of treasury stock

Net cash used in financing activities	0	0	0

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	-1,306,623	856,630	856,687
CASH AND CASH EQUIVALENTS, beginning of period	1,812,678	956,048	99,361

CASH AND CASH EQUIVALENTS, end of period	506,055	1,812,678	956,048

Translation of a report originally issued in Spanish. In the event of a discrepancy, the Spanish-language version prevails

Desperdicios de Papel del Norte, S.L.

Management Report 31 December 2006

Dear Shareholders,

In compliance with legal requirements, we submit the following information about the Company’s progress.

BUSINESS DEVELOPMENT AND FINANCIAL POSITION IN 2006

Net turnover rose 13.9%, from €30,018,790.25 in 2005 to €34,197,262.03 in 2006.

Operating profit increased from €1,153,999.78 to €1,833,805.38.

Financial income increased from €379,260.91 to €12,405.39.

Profit on ordinary activities increased from €1,533,260.69 to €1,846,210.77.

Profit before tax increased from €1,676,603.36 to €1,953,447.91.

Profit after tax increased from €1,206,625.55 to €1,293,805.10.

Profit on extraordinary activities decreased from €143,342.67 to €107,237.14.

The Company’s financial position at 31 December remains as stable as in previous years, further strengthened by recent years’ profits.

The following environmental matters deserve mention:

At year-end, the Company had environmental assets in the amount of €1,081,862.66, with accumulated depreciation of €762,796.56.

- The Company’s expenses arising from environmental activities during the year amount to €3,576.33.

- The Company has no revenues or liabilities deriving from environmental activities.

The average number of employees during 2006 was 148.44, of which 115.83 were permanent and 32.61 temporary.

MAIN RISKS AND UNCERTAINTIES FACING THE COMPANY

The Company faces no specific risks or uncertainties, apart from those arising from industry competition.

OUTLOOK FOR 2007

The Company expects to maintain a rate of growth slightly above the industry average.

POST-BALANCE SHEET EVENTS

No event has occurred that might significantly alter the information available at the balance sheet date.

OWN SHARES

The Company does not hold any own shares.

The Company has not traded in its own shares.

RESEARCH AND DEVELOPMENT

The Company did not engage in any specific research and development activities during 2006.